                                                                     EXHIBIT 2.3

                SECOND AMENDMENT TO RECAPITALIZATION AGREEMENT
                ----------------------------------------------

          THIS SECOND AMENDMENT (this "Amendment") to the Recapitalization Agreement dated as of March 11, 1998 (the "Recapitalization Agreement") is made this 14th day of May 1998 by and among:

          THE DERBY CYCLE CORPORATION (d.b.a. Raleigh USA Bicycle Company) a corporation organized and existing under the laws of Delaware, having its principal office at 22710 72nd Avenue South, Kent, Washington 98032 (the "Company");

          DERBY INTERNATIONAL CORPORATION S.A., a corporation (societe anonyme)
                                                               ---------------
organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg ("Derby International") and DERBY FINANCE S.a.r.l., a corporation (societe a responsibilite limitee) organized and existing under the laws of the
 --------------------------------
Grand Duchy of Luxembourg, having its registered office at 5 Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg ("DFS") (Derby International and DFS being referred to together as the "Sellers");

          DC CYCLE, L.L.C., a limited liability company organized and existing under the laws of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware ("LLC") and PERSEUS CYCLE, L.L.C., a limited liability company organized and existing under the laws of Delaware, having its principal office at Suite 610, 1627 I Street, N.W., Washington, D.C. 20006 ("Perseus" and, together with LLC, the "Buyer"); and

          ALAN J. FINDEN-CROFTS, A. EDWARD GOTTESMAN, FRANK H. PEARL and THAYER EQUITY PARTNERS, III (together, the "Other Parties"), who are also parties to the Recapitalization Agreement for limited purposes (together, the Sellers, the Buyer and the Other Parties are referred to herein as the "Parties").

          WHEREAS, the Parties to this Amendment are also all of the parties to the Recapitalization Agreement; and

          WHEREAS, the Parties desire to amend the Recapitalization Agreement as set forth in this Amendment.

          NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The "WHEREAS" clauses of the Recapitalization Agreement are hereby amended by deleting all of such clauses in their entirety and replacing them with the following text:

              "WHEREAS, at or before the Closing (as defined below), Derby International has agreed to cause to be effected the restructuring (the "Restructuring") of the Company and the other Subsidiaries (as defined below) outlined in the Transaction Outline, as defined below; and

               WHEREAS, as a result of the Restructuring, at the Closing, DFS will own twenty-one thousand seven hundred (21,700) shares of the Company's Class A Common Stock; and

               WHEREAS, Derby International will retain shares of exchangeable preferred stock of Raleigh Industries of Canada Limited (the "Retained Shares") which are exchangeable for (a) such number of shares of the Company's Class A Common Stock as, when taken together with the shares of Class A Common Stock held by DFS at the time of the Closing, shall equal thirty thousand (30,000) shares of Class A Common Stock, and (b) all of the authorized shares of the Company's Class B Common Stock (the "Sellers' Class B Common") in accordance with the Exchange Agreements (as defined below);

               WHEREAS, at the Closing, the Company shall issue to Perseus ten thousand (10,000) shares of the Company's Class A Common Stock (the "Perseus Common Shares"), and to LLC twelve thousand five hundred (12,500) shares of the Company's Class A Common Stock ("LLC Common Shares" and, together with the Perseus Common Shares, the "Buyer Common Shares") and twenty-five thousand (25,000) shares of the Company's Preferred Stock, Series A (the "Preferred Shares" and, together with the Buyer Common Shares, the "Buyer Shares"), in exchange for sixty million United States dollars ($60,000,000) cash (the "Stock Purchase"); and

               WHEREAS, the Buyer has proposed, and the Company, Derby International and DFS have agreed, that, at the Closing, the Company will: (i) enter into a senior credit facility with Chase Manhattan Bank or one of its subsidiaries (as lender and as agent), comprised of a revolving credit facility in the aggregate principal amount of up to two hundred twenty-five million German deutschemarks (DM225,00,000) (the "Senior Credit Facility"); (ii) issue bonds in an aggregate principal amount of up to one hundred million United States dollars ($1000,000,000) and one hundred ten million Deutschemarks (DM110,000,000) pursuant to an offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Bond Financing") (subparagraphs (i) and (ii) are collectively referred to as the "Debt Financing," which will provide for available credit at the Closing having a value of at least two hundred seventy million United States dollars ($270,000,000)); and (iii) issue and sell to DFS (the "DFS Stock Purchase") in exchange for three million United States dollars ($3,000,000) three thousand (3,000) shares of the Company's Preferred Stock, Series B (the "Sellers' Series B Preferred"), (the Sellers' Class B Common, together with the Sellers' Series B Preferred, are referred to as the "DFS Shares").

               WHEREAS, at the Closing, the Company shall pay in full the aggregate amount of one hundred sixty-seven million seven hundred seventy-five thousand United States dollars ($167,775,000) to DFS in accordance with the Transaction Outline (the "DFS Payment") less the
                                                                      ----
          amount of twenty-three million three hundred thousand United States dollars ($23,300,000);

               WHEREAS, the Restructuring, the Stock Purchase, the DFS Stock Purchase, the Debt Financing and the DFS Payment are referred to herein collectively as the "Recapitalization" and the transactions required to accomplish the Recapitalization are referred to as the "Recapitalization Transactions"; and

               WHEREAS, it is intended that the Recapitalization be recorded as a recapitalization for United States accounting reporting purposes;"

2. Section 1.22 of the Recapitalization Agreement is hereby amended by substituting the words "May 15, 1998" for the words "April 16, 1998" and deleting the remainder of that Section.

3. Section 1.37B of the Recapitalization Agreement is hereby amended by replacing it in its entirety with the following text:

                 "1.37B "Exchange Agreements" shall have the meaning ascribed to it in Section 3.2(b)(viii)."

All references to the "Exchange Agreement" in the Recapitalization Agreement are hereby replaced with the words "Exchange Agreements."

4. Section 1.75B of the Recapitalization Agreement is hereby amended by replacing it in its entirety with the following text:

          "1.75B "Exchangeable Shares" shall have the meaning ascribed to the Exchangeable Shares of Raleigh Industries of Canada Limited contained in the Exchange Agreements and the Articles of Incorporation of Raleigh Industries of Canada Limited."

All references to the "Senior RIC Shares" in the Recapitalization Agreement are hereby replaced with the words "Exchangeable Shares."

5. Section 2.2 of the Recapitalization Agreement is hereby amended by inserting the following text before the words "through the Closing Date" in the last sentence of that sub-paragraph (b): "to April 14, 1998, and at a rate per annum equal to LIBOR from and including April 14, 1998".

6. Section 3.1 (i) and (ii) of the Recapitalization Agreement are hereby amended by deleting them in their entirety and replacing them with the following text: "(i) May 14, 1998 (the "Closing Date"), and (ii) the Cut-Off Date.

7. Section 3.2(c)(i) and Section 3.5 of the Recapitalization Agreement is hereby amended by deleting the words "eight million five hundred thousand United States dollars ($8,500,000);" and replacing such amount with "twenty-three million three hundred thousand United States dollars ($23,300,000)."

8. Section 3.2(b)(viii) of the Recapitalization Agreement is hereby amended by deleting such sub-section in its entirety and replacing it with the following text:

               "(viii) execute and deliver a put and call agreement, execute and deliver a support agreement and execute and deliver a DCC share option agreement in substantially the forms attached hereto as Exhibit 3.2(b)(viii) and made a part hereof (the "Exchange Agreements");

9. Sections 4.7 and 5.5 of the Recapitalization Agreement are hereby amended by deleting the text thereof and replacing such text with the following:
"[intentionally left blank]"

10. Section 8 of the Recapitalization Agreement is hereby amended by adding a new section 8.13 as follows:

          "8.13 Excluded Assets. The parties acknowledge that certain assets
                ---------------
     described in Exhibit 8.10 at present owned by one of more of the South African Subsidiaries are intended to be transferred or donated to the Sellers or one or more of the Sellers' affiliates before the Closing (the "South African Assets"). If and to the extent that any of such assets are not transferred to the Sellers or one or more of the Sellers' affiliates before the Closing, the Company will cause the Subsidiaries, and the Buyer shall use all commercially reasonably efforts to cause the Company and the Subsidiaries, to ensure that: (a) the South African Assets are duly transferred or donated to the Sellers or their affiliates as soon as possible after the Closing; (b) the South African Assets shall be transferred free and clear of any Lien of any kind created by the Buyer, the Company or the Subsidiaries on or after May 11, 1998; and (c) the transfer of the South African Assets shall not; (i) conflict with any court or administrative order or process or conflict with, result in a breach or violation or default or loss of any benefit under, or accelerate the performance required by, any agreement or commitment to which the Sellers, the Company or any Subsidiary is a party or by which any of them (or any of their respective properties or assets) is bound or affected entered into or with an effective date on or after May 11, 1998; (ii) conflict with or result in any violation or loss of benefit under any provision of the certificate of incorporation, bylaws or any other organizational or governing document of the Company or any of the Subsidiaries; (iii) result in the creation of, or give any party the right to create, any material lien, charge, encumbrance or other security interest upon the property and assets of the Company or any Subsidiary; (iv) require any action by or in respect of, or filing with, any governmental body, agency or official as a result of actions taken or made by the Buyer, the Company or the Subsidiaries on or after May 11, 1998; and (v)contravene, or constitute a default under, any provision of applicable law, rule or regulation or any agreement, judgement, injunction, order, decree or other instrument binding upon it, other than such results which would have occurred if the Excluded Assets had been transferred before May 11, 1998. Notwithstanding anything to the contrary contained in this Section 8.13, the Company shall not be deemed to be in breach of the provisions of clauses (b) and (c) of this Section if and to the extent that such failure to comply results solely and directly from the transfer of the assets required under the clause (a) of this Section and any claim by the Sellers pursuant to clauses (b) and (c) would itself by an Indemnified Liability under Section 9.1(a)(iii)(D) of this Agreement."

11. Section 9.1 of the Recapitalization Agreement is hereby amended by deleting it in its entirety and replacing it with the following text;

              "9.1. Obligation To Indemnify. (a) Subject to the provisions of
                    -----------------------
          Sections 9.2 and 9.3 and the procedures set forth in Section 11, the Sellers jointly and severally agree to hold harmless and indemnify, if prior to the Closing, Perseus and LLC, their respective directors, officers, members and Affiliates, or, if on or after the Closing, the Subsidiaries and their Affiliates (collectively, the "Buyer Indemnified Parties") with respect to any liabilities, losses, damages, or costs (including reasonable legal fees and court costs) of any kind, which shall be suffered or incurred as a result of:

               (i) any circumstances or state of facts constituting a breach of any representation or warranty made by the Sellers in this Agreement;

               (ii) the breach of any covenants of the Sellers contained in this Agreement;

               (iii) any Indemnified Liability, which means:

                     (A) all amounts payable in respect of the "Make-Whole Amount" or "Modified Make-Whole Amount" as such terms are defined in the Note Purchase Agreement dated as of September 1, 1993 among Derby Holding B.V. ("DHBV"), Derby International and the purchasers named therein (the "Note Purchase Agreement") with respect to the purchase and sale of three series of Senior Notes of DHBV (the "Senior Notes"), less any profits realized under the interest rate swaps (the interest rate component and not the foreign exchange component) under the ISDA Master Agreement, dated September 15, 1994, between DHBV and Bankers Trust International plc;

                     (B) all amounts accrued, paid or payable as interest in respect of the Senior Notes from November 11, 1997 through January 31, 1998, plus fifty percent (50%) of amounts paid or payable in respect of accrued interest on the Senior Notes from February 1, 1998 through March 29, 1998, plus one hundred percent (100%) of amounts paid or payable in respect of accrued interest on the Senior Notes from and including March 30, 1998 to April 14, 1998, plus fifty percent (50%) of amounts paid or payable in respect of accrued interest on the Senior Notes from and including April 14, 1998 to the Closing Date;

                     (C) any interest accrued and payable after the Closing Date until the date of prepayment (or amounts payable in lieu of interest payable to enable prepayment on or about the Closing
          Date) in the event that the holders of the Senior Notes do not agree to the repayment of the Senior Notes on the Closing Date, provided, however, that the Parties shall use all commercially reasonable efforts to obtain the consent of the holders of the Senior Notes to ensure the prepayment of the Senior Notes on or as soon as possible after the Closing Date;

                     (D) any liabilities or obligations, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, which: (1) are unrelated to the Business; (ii) arise out of assets disposed of by the Business prior to the Closing; (iii) arise out of any of the Excluded Assets transferred to the Sellers or their Affiliates (other than the Subsidiaries); or (iv) arise from the transfer of such Excluded Assets to the Sellers or their Affiliates other than the Subsidiaries), except to the extent that such liabilities result from actions taken, or agreements entered into, by the Buyer, the Company or its subsidiaries on or after May 11, 1998 (excluding those actions taken solely to comply with the provisions of Section 8.13(a) hereof);

                     (E) any liability or obligation owed with respect to intercompany payables or other liabilities owed to the Sellers or any Affiliate of the Sellers (other than the Subsidiaries) and not assigned or transferred to the Company or one of the Subsidiaries;

                     (F) all taxes, fees, expenses and other costs to the Sellers and the Subsidiaries other than those for which the Sellers are indemnified under Sections10A, 10B and 10C (except Section 10C(d)(i), for which the Sellers are not indemnified) of this Agreement arising from;

                         (1) the transfers of capital stock of the Subsidiaries
               and assets directly from Derby International to DFS;

                         (2) the transfers by DFS of capital stock of:
               (a) Derby Holding Limited to Sturmey-Archer Limited ("SAL"), and
               (b) Derby Holding B.V., Releigh Industries of Canada Limited ("RIC") and SAL to the Company;

                         (3) the transfer of assets by Derby International or
               DFS which directly results in the issuance of securities of the Company or RIC to Derby International or DFS;

               (4) the payment of cash to Derby International, DFS or Centum as part of the DFS Payment (or, in the event that notes are issued in lieu of any cash payment, the issuance and repayment of such notes, provided that no additional taxes, fees, expenses or other costs are incurred as a result of such issuance or the repayment thereof); or

               (5) the issuance and exchange of the Exchangeable Shares (as defined in the Exchange Agreements), but excluding any taxes, fees, expenses or other costs arising from the issuance to the Company or any other party other than the Sellers and their Affiliates of any other class of securities of RIC after the Closing Date or from any action taken or made after the Closing Date in connection with the acquisition or disposition of any assets of RIC;


               (G) any liabilities, costs or expenses arising from or relating to any default under the Senior Notes caused by the payment of a dividend in December 1997, provided, however, that such indemnification shall not apply if the Senior Notes are repaid on the Closing Date; and

               (H) all costs, Taxes, fees and other expenses incurred by the Subsidiaries in connection with the establishment and financing of DFS and all outstanding amounts borrowed from any Subsidiary by Derby International, DFS or any Seller Affiliate in connection therewith.

          (iv) any Special Environmental Liability, which means all costs, liabilities or obligations arising from or relating to soil or groundwater contamination on, or migrating from, any Real Estate prior to the Closing Date, whether or not such contamination would constitute a breach of the Sellers' representations and warranties made in Section 6.7 hereof, but only if the cost of remediation of such contamination of any particular site exceeds one million United States dollars ($1,000,000) per year for at least five (5) consecutive years; or

          (v) without giving effect to the disclosure of such liabilities on the exhibits attached hereto, any Special Tax Liabilities or Special Product Liabilities where:

               (A) "Special Tax Liabilities" means any Netherlands tax liability, including penalties and interest, resulting from the disallowance of interest deduction on loans owed to the Company and deducted by extending the fiscal year of certain Dutch Subsidiaries in 1996 and 1997; and

                    (B) "Special Product Liabilities" means damages, losses, costs or expenses of the Company (including reasonable attorneys' fees) arising from product liability claims based on products sold prior to the Closing by the Company which exceed in the aggregate four hundred thousand United States dollars ($400,000).

               (b) Except in the case of the Indemnified Liabilities, all liability of the Sellers shall be reduced by and to the extent of any provisions made on the books and records of the Subsidiaries and reflected on the Financial Statements or any unaudited financial statements delivered prior to the date hereof with respect to the obligations or liabilities upon which a claim for indemnification is based.

               (c) Notwithstanding anything in this Section 9.1 to the contrary, except as specifically provided in Section 15.6, the Sellers shall have no liability to the Buyers for Transaction Expenses.

12. Sections 9.3 (e) and (f) of the Recapitalization Agreement are hereby amended by deleting each such sub-section in its entirety and replacing it with the following text:

                    "(e) The limitations set forth in Sections 9.3(a), (b) and
          (c) shall not apply to any claim for indemnification:

                         (i)    pursuant to Section 9.1(a)(ii);

                         (ii)   pursuant to Section 9.1(a)(iii);

                         (iii) as a result of a knowing or international breach or fraud on the part of either Seller; or

                         (iv) as a result of the breach of any representation or warranty set forth in Section 6.1(b), Section 6.13(b) or Section
          6.14 (with respect only to the principal amount of Indebtedness for borrowed money;

          provided, however, that the Indemnification Notice with respect to the foregoing subclauses (i) and (iv) must be submitted on or before the thirtieth day after the sixth anniversary of the Closing Date and the Indemnification Notice with respect to the foregoing subclause
          (ii) in respect of covenants which are required to be performed on or prior to the Closing Date must be submitted on or before the thirtieth day after the fifth anniversary of the Closing Date (except for claims relating to breaches of covenants set forth in Section 8.3, the Indemnification Notice for which claims must be submitted on or before the thirtieth day after the third anniversary of the Closing Date). The limitation set forth in Section 9.3(d) shall not apply to any claim for indemnification: (1) as a result of or pursuant to clauses
          (F) and (H) of Section 9.1(a) above; (2) as a result of intentional fraud on the part of either Seller; or (3) as a result of the breach of any representation or warranty set forth in Section 6.1(b). Notwithstanding anything to the contrary in this section 9, the covenants set forth in Sections 8.2 (Management Responsibility), 8.4 (Consents and Approvals), 8.6 (Fulfillment of Conditions), 8.7 (Indebtedness), 8.8 (Exclusivity), 8.9 (GAAP Financial Statements) and
          16.3 (Hedging) shall not survive the Closing.

                    (f) Notwithstanding anything to the contrary herein, Sellers shall have no indemnification liability under this Section 9 arising from a "Triggered Tax Liability." A "Triggered Tax Liability" is: (i) any liability for income or other taxes under Netherlands law due to a reopening or reinvestigation of prior taxable periods, but only to the extent that any additional tax liabilities (including interest and penalties) for prior periods arises from the reorganization or recapitalization in order to accommodate the placement of debt in such Subsidiaries and (ii) any liability for any steps taken or omitted to be taken by the Company or any Subsidiary after the Closing that causes the representation of the Sellers contained in Section 6.4(p) above to be untrue."

13. Section 10C of the Recapitalization Agreement is hereby amended by deleting clause (d)(i) and replacing it with the following language: "actions required to be taken in connection with the Transaction Outline other than (i) those liabilities, costs or expenses in respect of which the Sellers have agreed to indemnify the Buyer under clause (F) of Section 9.1(a)(iii), and (ii) legal fees and related expenses as provided in Section 15.6".

14. Section 15.6(ii) of the Recapitalization Agreement is hereby amended by deleting the words "seventy-five thousand dollars ($75,000)" and replacing them with the words "one hundred and fifty thousand dollars ($150,000)".

15. Section 16.4 of the Recapitalization Agreement is hereby amended by adding the following at the end of the last sentence of such section:

               "provided, however, that upon an Approved Sale, payment of the Additional Payment, or a portion thereof, may be deferred if and to the extent that such payment itself would cause a default under the Financing Documents; and further provided that to the extent the Company is required to defer the payment of any portion of the Additional Payment in accordance with the foregoing clause, the Additional Payment (or the unpaid portion thereof) shall accrue interest from the Additional Payment Date until paid at an annual rate equal to nine and three-quarters percent (9.75%); and further provided that Perseus, LLC, the Company and the relevant Subsidiaries shall use all commercially reasonable efforts to negotiate with the banks parties to the Financing Documents (or the documentation evidencing any subsequent or replacement financing) to exempt the payment of twelve percent (12%) of the Additional Payment to DFS under the Financial Documents."

16. Section 16.9 is hereby amended by deleting such section in its entirety and replacing it with the following text:

               "Payment Obligations. Each of LLC and Perseus, in its capacity as
                -------------------
          a shareholder of the Company, shall use all reasonable efforts (including, without limitation, by giving instructions to members of the Company's board of directors nominated by it pursuant to the Shareholders' Agreement) to cause the Company and its subsidiaries on or after the Closing Date to honor all payment and other obligations of the Company and such subsidiaries with respect to which any one or more of the Sellers or their Affiliates (other than the Subsidiaries) have given guarantees, suretyships, security or similar undertakings which have not been discharged at the Closing; provided, however, that the obligations of LLC and Perseus under this Section 16.9 shall not be deemed to require LLC or Perseus to provide additional capital to meet such obligations or to make any direct payment of such obligations."

17. Section 18.1 of the Recapitalization Agreement is hereby amended by deleting the text of sub-sections (f) and (g) and replacing such text with the following text: "[intentionally left blank]".

18.       Amendments. This Amendment may not be waived, changed, modified or
          ----------
discharged unless by agreement in writing signed by all Parties to this Amendment.

19.  Counterparts. This Amendment may be executed in any number of counterparts,
     ------------
all of which shall constitute one agreement, and each such counterpart shall be deemed to have been made, executed and delivered on the date set out at the head of this Amendment, without regard to the date when any of such counterparts may actually have been made, executed or delivered.

20.  Headings. The descriptive headings contained in this Amendment are for
     --------
reference purposes only and shall not affect the meaning or interpretation of this Amendment.

21.  GOVERNING LAW AND JURISDICTION
     ------------------------------

     ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OR THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS AMENDMENT OR THE SUBJECT MATTER HEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING PROVIDED FOR IN THIS SECTION 17 THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AMENDMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OR

PROCESS UPON SUCH PARTY IS INEFFECTIVE, EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS FOLLOWS: (A) BY PERSONAL SERVICE OR BY CERTIFIED OR REGISTERED MAIL TO THE PARTY'S DESIGNATED AGENT FOR SUCH SERVICE IN SUCH STATE, OR (B) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY FOR WHICH INTENDED AT ITS ADDRESS SET FORTH HEREIN, SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

21.       SEVERABILITY
          ------------

          If any provision of this Amendment is held to be invalid or unenforceable by any judgement of a tribunal of competent jurisdiction, the remainder of the provisions of this Amendment shall not be affected by such judgement, and the understanding of the parties embodied in this Amendment shall be carried out as nearly as possible according to their original terms and intent.

          IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this amendment as of the date set out on the first page hereof.

DERBY INTERNATIONAL                          DERBY FINANCE S.a.r.l.
CORPORATION S.A.


By: /s/ Alan J. Finden-Crofts                By: /s/ Alan J. Fiden-Crofts
   -------------------------------              -------------------------------


By: /s/ A. Edward Gottesman                  By: /s/ A. Edward Gottesman
   -------------------------------              -------------------------------

DC CYCLE, L.L.C.                          PERSEUS CYCLE, L.L.C.


By: ______________________________        By: ______________________________


THE DERBY CYCLE CORPORATION               THAYER EQUITY PARTNERS, III


By: /s/ Alan J. Finden-Crofts             By: ______________________________
   -------------------------------


/s/ A. Edward Gottesman                   /s/ Alan J. Finden-Crofts
----------------------------------        ----------------------------------
A. EDWARD GOTTESMAN                       ALAN J. FINDEN-CROFTS


__________________________________
FRANK H. PEARL

DC CYCLE, L.L.C.                        PERSEUS CYCLE, L.L.C.


By: _______________________________     By: /s/ [SIGNATURE ILLEGIBLE] ^^
                                           ---------------------------------

THE DERBY CYCLE CORPORATION             THAYER EQUITY PARTNERS, III


By: _______________________________     By: ________________________________




___________________________________     ____________________________________
A. EDWARD GOTTESMAN                     ALAN J. FINDEN-CROFTS


/s/ Frank H. Pearl
-----------------------------------
FRANK H. PEARL

DC CYCLE, L.L.C.                        PERSEUS CYCLE, L.L.C.


By: /s/ [SIGNATURE ILLEGIBLE]^^         By: _______________________________
   --------------------------------


THE DERBY CYCLE CORPORATION             THAYER EQUITY INVESTORS III, L.P.


By: _______________________________     By: /s/ [SIGNATURE ILLEGIBLE]^^
                                           --------------------------------



___________________________________     ___________________________________
A. EDWARD GOTTESMAN                     ALAN J. FINDEN-CROFTS



___________________________________
FRANK H. PEARL